AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION  MARCH 23, 1999
                                                      REGISTRATION NO. 333-72031

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            -------------------------
                            DIGITAL BIOMETRICS, INC.
               (Exact name of registrant as specified in charter)


             DELAWARE                         3571                 41-1545069
  (State or other jurisdiction    (Primary Standard Industrial  (I.R.S. employer
of incorporation or organization)  Classification Code Number)   identification
                                                                     number)


                                5600 ROWLAND ROAD
                           MINNETONKA, MINNESOTA 55343
                                 (612) 932-0888
   (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)


                                                     COPY TO:
            MR. JOHN J. METIL                 PHILIP J. TILTON, ESQ.
        DIGITAL BIOMETRICS, INC.        MASLON EDELMAN BORMAN & BRAND, LLP
            5600 ROWLAND ROAD                  3300 NORWEST CENTER
       MINNETONKA, MINNESOTA 55343      MINNEAPOLIS, MINNESOTA 55402-4140
             (612) 932-0888                       (612) 672-8200


APPROXIMATE DATE OF THE COMMENCEMENT OF PROPOSED DISTRIBUTION: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

-------------------------------- ------------------ ---------------------- ----------------------
    TITLE OF EACH CLASS OF                             PROPOSED MAXIMUM       PROPOSED MAXIMUM
          SECURITIES               AMOUNT TO BE         OFFERING PRICE       AGGREGATE OFFERING
       TO BE REGISTERED            REGISTERED(1)           PER SHARE              PRICE(2)
-------------------------------- ------------------ ---------------------- ----------------------
common stock, par value $.01
per share                             886,660                $1.50               $1,329,990
-------------------------------- ------------------ ---------------------- ----------------------

(1) Includes 464,441 shares of common stock issuable upon exercise of outstanding warrants.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act based upon a $1.50 per share average of bid and asked prices of the Registrant's common stock on the Nasdaq National Market on February 4, 1999.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED MARCH 23, 1999


                     SELLING STOCKHOLDER OFFERING PROSPECTUS

                            DIGITAL BIOMETRICS, INC.
                         886,660 SHARES OF COMMON STOCK

                    -----------------------------------------



         The shares of commom stock Digital Biometrics, Inc. ("DBI") offered by this prospectus are being offered by the selling stockholders listed on pages 7 and 8 of this prospectus. The common stock of DBI is listed on the Nasdaq National Market under the symbol "DBII." On March 22, 1999, the last sale price for DBI's common stock as reported on the Nasdaq National Market was $1.4375.


         This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See "Risk Factors" beginning on page 4.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is March 23, 1999.

                                TABLE OF CONTENTS

NAME OF ITEM OR CAPTION                                                     PAGE
--------------------------------------------------------------------------  ----


DIGITAL BIOMETRICS, INC. ....................................................  3


RISK FACTORS.................................................................  4


     Risks Relating to DBI...................................................  4

            Reliance on outside sources for working capital .................  4

            Potential unforeseen year 2000 issues............................  4

            Dependence on single sources of supply...........................  4

            Reliance on key personnel .......................................  5

            No cash dividends................................................  5

     Risks Relating to DBI's Industry........................................  5

            Problems associated with government agencies as customers........  5

            Reliance on a small number of customers..........................  5

            Significant and increasing competition...........................  6

     Risks Relating to this Offering.........................................  6

            Large amount of shares eligible for future sale..................  6

            Delaware anti-takeover laws and stockholders' rights plan........  6

FORWARD-LOOKING STATEMENTS...................................................  6

USE OF PROCEEDS..............................................................  7

SELLING STOCKHOLDERS.........................................................  7

PLAN OF DISTRIBUTION.........................................................  9

LEGAL MATTERS................................................................ 10

EXPERTS...................................................................... 10

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................. 10

WHERE YOU CAN FIND MORE INFORMATION.......................................... 11

                            DIGITAL BIOMETRICS, INC.

         DBI is located in Minnetonka, Minnesota. We develop, manufacture and market computer-based equipment (and provide related services) used for the identification of individuals. We also participate in a joint venture called TRAK21 Development, LLC through which we intend to develop and market an automated wagering tracking system based on our existing technology.

         We are a leading provider of products employing "biometric" technology, the science of identifying individuals by measuring distinguishing biological characteristics. Biometric identification consists of a number of techniques at various stages of technical maturity and market acceptance. These techniques include fingerprinting, voice recognition, retinal and iris scanning, DNA analysis, facial and hand geometry, and handwriting analysis. Many of these techniques have been incorporated into computer-based hardware and software measurement technologies. The objective is that, when used with databases of characteristics which previously have been positively linked to specific individuals, biometric identification products enable the positive identification of individuals whose identity is under scrutiny. DBI believes the quality and reliability of the various non-fingerprint techniques range widely.

         For over a century, fingerprints have been and remain the method of choice to positively identify individuals. Forensic scientists endeavor to match latent fingerprints lifted from crime scenes with the fingerprints of suspected perpetrators. Criminal courts throughout the world accept the testimony of fingerprint experts, and convictions are routinely achieved with fingerprint evidence. Computerizing fingerprint identification methods has greatly increased the speed of criminal identification processes and has been widely accepted in the law enforcement community. As yet, none of the other biometric identification technologies has achieved the degree of acceptance of fingerprints in law enforcement or any other markets.

         DBI currently offers products that employ "forensic-quality" fingerprint capture technologies. Forensic quality refers to the resolution and pixel gray-scale depth of the image. Our products have been employed by law enforcement organizations in a number of states and foreign countries since 1988.

         Our strategy is to continue to market live-scan systems to law enforcement agencies, and to expand our product and service offerings, as well as the markets we serve. We believe there is increasing interest from other governmental and commercial markets to employ biometric identification technologies.

                                  RISK FACTORS


         An investment in DBI's common stock is very risky. You may lose the entire amount of your investment. Prior to making an investment decision, you should carefully read this entire prospectus and consider the following risk factors:

                              RISKS RELATING TO DBI

Reliance on Outside Sources for Working Capital

         Historically, DBI's operations, which have consistently resulted in losses, have used up working capital, rather than provide it. Consequently, DBI has consistently required outside funding to satisfy its working capital needs. If DBI continues to generate operating losses at historical rates, other sources of working capital will be needed to allow DBI's operations to continue, and those sources may not be available to DBI. If DBI is unable to achieve profitability and other sources of working capital are not available to DBI, we may not be able to continue in business.

Need to Upgrade Our Products and Develop New Technologies

         Continued participation by DBI in the law enforcement market for live-scan systems may require the investment of substantial resources in upgrading our products and technology to enable us to compete and to satisfy evolving regulatory and statutory standards. There can be no assurance that such resources will be available to DBI or that the pace of product and technology development established by management will be appropriate to the competitive requirements of the marketplace. In the event that we are unable to meet or exceed new or additional regulatory and statutory standards, DBI's product sales and financial resources may deteriorate.

Risks Associated with Gaming Market

         On March 16, 1998, Digital Biometrics, Inc. entered into an agreement with Grand Casinos, Inc. (subsequently succeeded by Park Place Entertainment Corporation) forming a joint venture, TRAK 21 Development, LLC, to productize, test and market the TRAK-21 blackjack wagering data capture and player tracking system. The joint venture is susceptible to the normal business risks customary to a start-up operation. In particular, although prototype models of TRAK-21 have been successfully demonstrated, there can be no assurance that this technology will operate as required in live casino environments or that products based on TRAK-21 technology will be accepted by customers in the gaming industry. In addition, it has not been determined whether or not the TRAK-21 system will be able to compete, on the basis of price and performance, with player tracking systems of competitors whose systems have been marketed for longer periods of time. If DBI's joint venture is ultimately unsuccessful, our results of operations will suffer accordingly, and the market price of our stock may fall.

Potential Unforeseen Year 2000 Issues

         We have dedicated a portion of our resources to address so-called "Year 2000" issues in our products, internal management systems and among our vendors. The actual costs to be incurred by DBI in connection with these efforts may differ significantly from our estimates. Unforeseen implementation problems may arise, and problems experienced by our suppliers might adversely affect our own systems. Such problems may cause DBI to expend substantially more than the current budget for Year 2000 issues, resulting in less resources being available for other critical purposes.

Dependence on Single Sources of Supply

         Contrary to many manufacturing firms, we rely on single sources of supply for certain key components used in our products. The loss of any of these suppliers or a significant increase in the prices charged by these suppliers would likely have a negative effect on our profitability. Moreover, the loss of these suppliers may result in our incurring substantial expense to identify and obtain alternate suppliers.

Reliance on Key Personnel

         Digital Biometrics, Inc. is highly dependent on the continued services of its President, James Granger, and its Chief Operating Officer, John Metil. These executives possess strategic and operational information of significance to DBI, and a considerable amount of time will be required to institutionalize this information. The Company does not have employment agreements with either of these individuals, and the loss of one or both of them would likely result in a substantial delay in DBI's ability to pursue its business objectives. In addition, the loss of Mr. Granger and/or Mr. Metil may cause customers and suppliers to lose confidence in DBI and its future.

No Cash Dividends

         We have not yet paid any dividends on our common stock, and we do not intend to do so in the foreseeable future. To date, DBI has not generated a profit. Future BI's operations and growth.

                        RISKS RELATING TO DBI'S INDUSTRY

Problems Associated With Government Agencies as Customers

         A substantial majority of our sales and accounts receivable are attributable to government agencies. DBI's contracts with these agencies often include technical requirements which may not be fully known at the time of the order. Such contracts may also specify performance criteria which must be satisfied before the customer accepts our products or services. Collection of our accounts receivable may, in some instances, require the investment of additional resources which may be uncompensated by our customers.

         In addition, government agencies are subject to both political and budgetary constraints. These factors, coupled with the nature of government procurement processes, result in irregular and unpredictable revenue cycles for DBI. Also, many of our customers' procurements are dependent upon the availability of government grants and general tax funding. To the extent these funding sources are unavailable to our customers, DBI's revenues will suffer accordingly. Finally, future revenues from government agencies will depend on our ability to satisfy public rements, certain of which may be uneconomical to meet.

Reliance on a Small Number of Customers

         A majority of our sales have been attributable to a relatively small number of customers. For example, sales to two customers accounted for 16 percent and 12 percent of our total sales for the fiscal year ended September 30, 1998. Sales to three customers accounted for 17 percent, 14 percent and 12 percent of total sales for the year ended September 30, 1997. This concentration of sales among a few customers is expected to continue for the foreseeable future. If one or more of our large-volume customers were to discontinue doing business with us, our results of operations would be materially and adversely affected. In addition, the irregular timing of large orders and their materiality to our total revenues for any given reporting period has caused, and is expected to cause, substantial volatility in DBI's operating results.

Significant and Increasing Competition

         There is significant and increasing for biometric identification devices, and the market for live-scan systems in particular. Some of the companies presently providing AFIS systems may develop live-scan products or source live-scan products for distribution by them from one of our competitors. Our competitors may have greater financial, technical, marketing and other resources than we. We may not be able to compete successfully against these other companies. In the event that we are unable to compete successfully in the market for biometric identification devices, DBI's will suffer declining revenues and margins, which will result in increased operating losses and a deterioration of our financial condition. In addition, the market price of our common stock will likely decrease.

                         RISKS RELATING TO THIS OFFERING

Large Amount of Shares Eligible for Future Sale

         Approximately 3,816,458 shares of DBI common stock are issuable upon conversion or exercise of currently outstanding debentures, options and warrants. Substantially all of these shares will be freely tradable upon issuance. If large quantities of these shares are offered in the market at the same time, the market price of our stock may be depressed.

Delaware Anti-Takeover Laws and Stockholders' Rights Plan

         Section 203 of the Delaware General Corporation Law has the effect of restricting combinations between DBI and certain of its stockholders without the approval of DBI's Board of Directors. In addition, DBI has in place a stockholder rights plan, adopted in 1996, under which our stockholders are entitled to purchase additional shares of our common stock at a discount from the market price under certain circumstances. These circumstances include the purchase of 15 percent or more of the outstanding shares of common stock by a person or group, or the announcement of tender or exchange offer to acquire 15 percent or more of the outstanding common stock. The stockholder rights plan may have the effect of impeding or preventing certain types of transactions involving a change in control of DBI which could be beneficial to the stockholders.


                           FORWARD-LOOKING STATEMENTS


         This prospectus includes and incorporates by reference forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.


         These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will," and similar terms and phrases, including references to assumptions. These statements are contained in sections entitled "Risk Factors" and other sections of this prospectus and in the documents incorporated by reference in this prospectus.

         These forward-looking statements involve risks and uncertainties that may cause our actual future activities and results of operations to be materially different from those suggested or described in this prospectus. These risks include competition; industry conditions; operating risks; our structure as a holding company; our dependence on key personnel; the geographic concentration of our operations; and governmental regulations.



         Our risks are more specifically described in "Risk Factors" and in our Annual Report on Form 10-K (as amended by Form 10-K/A) and Quarterly Reports on Form 10-Q, which are incorporated by reference in this Prospectus. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected.


                                 USE OF PROCEEDS


         DBI will not receive any proceeds from the sale of the common stock by the selling stockholders.


                              SELLING STOCKHOLDERS


         The following table sets forth the number of shares of common stock owned by each selling stockholder as of the date of this prospectus, assuming all the shares of DBI common stock beneficially owned by each selling stockholder will be sold. Except where otherwise noted, each person in the following table has, to our knowledge, sole voting and investment power with respect to the shares beneficially owned.

                                                                   Shares                                 Shares
                                                             Beneficially Owned       Shares to     Beneficially Owned
                                                            Prior to the Offering      be Sold      After the Offering
                                                           -----------------------     in the      --------------------
Name of Selling Stockholder                                Number       Percentage    Offering     Number    Percentage
---------------------------                                ------       ----------    --------     ------    ----------
KA Investments LDC                                        739,583          4.999       361,904       --          --
Pyramid Partners, L.P.                                    270,634           1.82       120,634       --          --
Industricorp & Co., Inc. FBO Twin City Carpenters         120,634             *        120,634       --          --
Pension Fund
Piper Jaffray as Custodian FBO Richard C. Perkins IRA      94,722             *         42,222       --          --
Robert G. Allison                                          67,222             *         42,222       --          --
David M. Westrum, TTEE FBO David M. Westrum                48,690             *         36,190       --          --
Revocable Living Trust U/A DTD 6-1-97
Piper Jaffray as Custodian FBO David H. Potter IRA         30,158             *         30,158       --          --
Piper Jaffray as Custodian FBO James G. Peters IRA         30,158             *         30,158       --          --
Piper Jaffray as Custodian FBO Patrice M. Perkins IRA      30,158             *         30,158       --          --
Piper Jaffray as Custodian FBO Daniel S. Perkins IRA       30,158                       30,158       --          --
Paul R. Kuehn                                              62,708             *         15,833       --          --
David B. Johnson                                           62,708             *         15,833       --          --
Eldon C. Miller                                            20,903             *          5,278       --          --

                                                                   Shares                                 Shares
                                                             Beneficially Owned       Shares to     Beneficially Owned
                                                            Prior to the Offering      be Sold      After the Offering
                                                           -----------------------     in the      --------------------
Name of Selling Stockholder                                Number       Percentage    Offering     Number    Percentage
---------------------------                                ------       ----------    --------     ------    ----------
Stanley D. Rohm                                            20,903             *          5,278       --          --
                                                        ---------                    ---------
                                                        1,629,339                      886,660

-------------------------------

*  Less than one percent.

         The Shares listed above as beneficially owned by KA Investments LDC include: (i) 180,952 shares of common stock issued in a private placement on January 8, 1999, and an equal number of shares of common stock issuable upon exercise of warrants issued in the same transaction, (ii) shares of common stock issuable upon conversion of $750,000 in aggregate principal amount of 8% Convertible Subordinated Debentures issued by DBI that are held by KA Investments and the payment of interest on the debentures in the form of shares of common stock, assuming conversion at the price in effect on March 19, 1999, and (iii) shares of common stock issuable upon exercise of warrants that are held by KA Investments and issued in previous private placements. Because the number of shares of common stock issuable upon conversion of the debentures and as payment of interest on the debentures is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued as a result of the conversions or interest payments, and consequently the number of shares of common stock that will be beneficially owned by KA Investments, will fluctuate daily and cannot be determined at this time. KA Investments contractually agreed to restrict its ability to convert the debentures (and receive shares of common stock in payment of interest thereon) and exercise the warrants held by it to the extent that the number of shares of common stock held by KA Investments and its affiliates after any conversion or exercise exceeds 4.999% of the then issued and outstanding shares of DBI common stock following that conversion or exercise.

         Except with respect to Messrs. Kuehn, Johnson, Miller and Rohn, the shares of DBI common stock listed above as shares to be sold in the offering consist of shares purchased in the DBI January 8, 1999 private placement offering and an equal number of shares issuable upon exercise of warrants issued to each selling stockholder in the same transaction.

         The shares of DBI common stock listed above as shares to be sold in the offering by Messrs. Kuehn, Johnson, Miller and Rohn, owners of an investment banking firm, consist of shares issuable upon exercise of warrants issued to these individuals as compensation in connection with the DBI January 8, 1999 private placement offering and a previous DBI private placement transaction.

         From time to time, the Company may issue prospectus supplements to reflect certain additional information pertaining to the selling stockholders. Such information may include a change in the number of shares of common stock beneficially owned by them, the public offering price of shares to be sold, the names of any agent, dealer or underwriter employed by selling stockholders, or any applicable commission or discount relative to a particular offer.

                              PLAN OF DISTRIBUTION


         The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:


    * ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

    * block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    * purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

    * an exchange distribution in accordance with the rules of the applicable exchange;

    *   privately negotiated transactions;

    *   short sales;


    * broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;


    *   a combination of any such methods of sale; and

    *   any other method permitted pursuant to applicable law.


         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in securities of DBI or derivatives of DBI securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

         Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchase) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.


         DBI is required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders. DBI has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.



                                  LEGAL MATTERS


         Certain legal matters in connection with the common stock offered hereby will be passed upon for DBI by Maslon Edelman Borman & Brand, LLP, Minneapolis, Minnesota.


                                     EXPERTS


         The financial statements and schedule of Digital Biometrics, Inc. as of September 30, 1998 and for each of the years in the three-year period ended September 30, 1998 have been incorporated by reference in this prospectus and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference into this prospectus, and upon the authority of KPMG Peat Marwick LLP as experts in accounting and auditing.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholder sells all the common stock. This prospectus is part of a registration statement we filed with the SEC (Registration No. 333-72031).

    * Annual Report on Form 10-K for the year ended September 30, 1998, as amended by Form 10-K/A filed with the SEC on January 28, 1999.

    * Quarterly Report on form 10-Q for the three months ended December 31, 1998.

    * The description of our common stock contained in our registration statement on Form 8-A, as amended.

    *   Future Filings

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                        Digital Biometrics, Inc.
                        5600 Rowland Road
                        Minnetonka, Minnesota 55343
                        Attention: Chief Financial Officer

         You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling stockholders will not make any offer of the common stock in any state where the offer is not permitted. You should not assume that the information on this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www/sec/gov.

   -----------------------------------

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL
HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION
OR TO MAKE ANY REPRESENTATIONS OTHER THAN
THOSE CONTAINED IN THIS PROSPECTUS IN
CONNECTION WITH THE OFFERING MADE HEREBY,            DIGITAL BIOMETRICS, INC.
AND, IF GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATIONS MUST NOT BE RELIED UPON AS                   886,660
HAVING BEEN AUTHORIZED BY DIGITAL                             SHARES
BIOMETRICS, INC. THIS PROSPECTUS DOES NOT                       OF
CONSTITUTE AN OFFER TO SELL, OR SOLICITATION               COMMON STOCK
OF AN OFFER TO BUY, ANY SECURITIES OFFERED
HEREBY TO ANY PERSON IN ANY JURISDICTION
WHERE SUCH AN OFFER OR SOLICITATION WOULD BE          _____________________
UNLAWFUL. NEITHER THE DELIVERY OF THIS
PROSPECTUS NOR ANY SALE MADE HEREUNDER                      PROSPECTUS
SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY            _____________________
IMPLICATION THAT THE INFORMATION CONTAINED
HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT
TO THE DATE OF THIS PROSPECTUS.

   -----------------------------------

















                                                         MARCH 23, 1999

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated expenses, all of which are being paid by the Company, in connection with this offering


         Registration Fee................................  $   392
         Accounting Fees.................................    4,000
         Nasdaq Listing Fee..............................   17,500
         Legal Fees and Expenses.........................   10,000
         Miscellaneous...................................    2,000
                                                           -------
         Total...........................................  $33,892
                                                           =======


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of Delaware allows a corporation to indemnify any person who was or is, or is threatened to be made a party to any threatened, pending or completed suit or proceeding. This applies whether the matter is civil, criminal, administrative or investigative because he or she is or was a director, officer, employee or agent of the corporation.

         A corporation may indemnify against expenses (including attorney's fees) and, except for an action by or in the name of the corporation, against judgments, fines and amounts paid in settlement as part of such suit or proceeding. This applies only if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation. In addition, with respect to any criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

         In the case of an action by or in the name of the corporation, no indemnification of expenses may be made for any claim, as to which the person has been found to be liable to the corporation. The exception is if the court in which such action was brought determines that the person is reasonably entitled to indemnity for expenses.

         Section 145 of the General Corporation Law of Delaware further provides that if a director, officer, employee or agent of the corporation has been successful in the defense of any suit, claim or proceeding described above, he or she will be indemnified for expenses (including attorneys' fees) actually and reasonably incurred by him or her.

         Insofar as indemnification for liabilities arising under the Act is permitted as to directors, officers and controlling persons of the Company, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy. The Company will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS.

NUMBER     DESCRIPTION
------     -----------

  5        Opinion of Maslon Edelman Borman & Brand, LLP
23(1)      Consent of KPMG Peat Marwick LLP
23(2)      Consent of Maslon Edelman Borman & Brand, LLP (included in Exhibit 5)
 24        Power of Attorney (included on Page II-3)


----------------


ITEM 17.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial BONA FIDE offering thereof.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minnetonka, State of Minnesota, on March 22, 1999.


                                  DIGITAL BIOMETRICS, INC.
                                  Registrant

                                  By:    /s/ James C. Granger
                                         ---------------------------------------
                                  Name:  James C. Granger

                                  Title: President and Chief Executive Officer
                                         (Principal Executive Officer)


                                  By:    /s/ John J. Metil
                                         ---------------------------------------
                                  Name:  John J. Metil

                                  Title: Chief Operating Officer and Chief
                                         Financial Officer (Principal Financial
                                         Officer and Principal Accounting
                                         Officer)


                                POWER OF ATTORNEY

         KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James C. Granger and John J. Metil, each or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.


         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below on the 22nd day of March, 1999 by the following persons in the capacities indicated:


SIGNATURE                                 TITLE

/s/ James C. Granger                      Chief Executive Officer and Director
-------------------------------
James C. Granger

/s/ C. McKenzie Lewis III                 Chairman of the Board and Director
-------------------------------
C. McKenzie Lewis III





/s/ George Latimer                        Director
-------------------------------
George Latimer



/s/ John E. Haugo                         Director
-------------------------------
John E. Haugo

                                  EXHIBIT INDEX


EXHIBIT       DESCRIPTION OF DOCUMENT                                  PAGE NO.


   5          Opinion of Maslon Edelman  Borman & Brand, LLP.              *

 23(1)        Consent of KPMG Peat Marwick LLP.                            *


 23(2)        Consent of Maslon Edelman  Borman & Brand, LLP
              (included in Exhibit 5).

  24          Power of Attorney (included on Page II-3).


*   Previously filed.